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                                                                     Exhibit 2.1


                           STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 14th day of August 1996, by and among INTERNATIONAL SPORTS MARKETING, INC., a Pennsylvania corporation ("ISM"), HENRY POSNER, JR., THOMAS D. WRIGHT, MICHAEL
J. FETCHKO, JAMES C. RODDEY, RICHARD W. TALARICO and JOHN F. HENSLER (each a "Stockholder" and collectively, the "Stockholders"), who are all of the stockholders of ISM, and ALLIN COMMUNICATIONS CORPORATION, a Delaware corporation ("Buyer").

                                    RECITALS

     A. The Stockholders own all of the issued and outstanding shares of capital stock of ISM (the "Shares").

     B. The Stockholders desire to sell, transfer and assign to Buyer, and Buyer desires to purchase from the Stockholders, all of the Shares, on the terms and conditions hereinafter set forth.

                                   COVENANTS

     In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I
                          PURCHASE AND SALE OF SHARES

     1.1 Shares. At the Closing (as defined in Section 3.1), each Stockholder shall sell, convey, transfer, assign and deliver to Buyer and Buyer shall purchase from each Stockholder, free and clear of all liens, mortgages, pledges, security interests, claims, assessments, restrictions, encumbrances and charges of every kind (collectively, "Liens"), on the terms and subject to the conditions set forth in this Agreement, the number of Shares set forth opposite the name of such Stockholder on Schedule 4.3.


                                   ARTICLE II
                                 PURCHASE PRICE

     2.1 Purchase Price. As consideration for the Shares, Buyer shall, subject to and upon the terms and conditions set forth in this Agreement, make the following payments.

     2.1.1 Cash Payment to be Made at Closing. Buyer shall pay for the Shares for a cash purchase price of Twenty Two Thousand Eight Hundred Dollars ($22,800) per